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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             UFP TECHNOLOGIES, INC.
                                (Name of Issuer)

                          COMMON STOCK - $.01 PAR VALUE

                                    902673102
                                 (CUSIP Number)


                                DECEMBER 31, 2000
                                -----------------
              Date of Event which requires filing of this statement


Check the appropriate box to designate the rule pursuant to which this schedule is filed:


[   ]    Rule 13d-1(b)

[ x ]    Rule 13d-1(c)

[   ]    Rule 13d-1(d)

         *The reporting person previously filed on Schedule 13D; the Date of Event specified herein is the date of the reporting person's last amendment on Schedule 13D.

                                   Page 1 of 5


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CUSIP No. 902673102                                           Page 2 of 5 Pages
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                                  SCHEDULE 13G


1)   Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
     Persons

                                R. JEFFREY BAILLY
     --------------------------------------------------------------------------

2)   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
        -----------------------------------------------------------------------

     (b)
        -----------------------------------------------------------------------

3)   SEC Use Only
                 --------------------------------------------------------------

4)   Citizenship or Place of Organization  U.S.A.
                                           ------------------------------------

Number of Shares       5)       Sole Voting Power            584,765
                                                        -----------------------
Beneficially Owned
By Each Reporting      6)       Shared Voting Power          120,090
                                                        -----------------------
Person With
                       7)      Sole Dispositive Power        584,765
                                                        -----------------------

                       8)      Shared Dispositive Power      120,090
                                                        -----------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                     704,855
     --------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     --------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9)          14.8%
                                                        -----------------------

12)  Type of Reporting Person (See Instructions)                IN
                                                        -----------------------

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CUSIP No. 902673102                                           Page 3 of 5 Pages
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                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G


Item 1(a)       Name of Issuer:  UFP Technologies, Inc.

      (b)       Address of Issuer's Principal Executive Offices:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

Item 2(a)       Name of Person Filing:  R. Jeffrey Bailly

      (b)       Address of Principal Business Office or, if none, Residence:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

      (c)       Citizenship:  USA

      (d)       Title of Class of Securities: Common Stock, $.01 par value

      (e)       CUSIP NUMBER:  902673102

Item 3 If this statement is filed pursuant to Section 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                                 Not Applicable

                If this statement is filed pursuant to Section 240.13d-1(c), check this box [ x ]

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CUSIP No. 902673102                                           Page 4 of 5 Pages
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Item 4 (a)  Amount Beneficially Owned:                                  704,855

       (b)  Percent of Class:                                             14.8%

       (c)  Number of Shares as to which such person has:

                (i)   sole power to direct the vote                     584,765

               (ii)   shared power to vote or to direct the vote        120,090


              (iii)   sole power to dispose or to direct the disposition of
                                                                        584,765

               (iv)   shared power to dispose or to direct the disposition of
                                                                        120,090

Item 5   Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                Not Applicable

Item 8   Identification and Classification of Members of the Group:

                Not Applicable

Item 9   Notice of Dissolution of Group:

                Not Applicable

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CUSIP No. 902673102                                           Page 5 of 5 Pages
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Item 10  Certification

(a)      Not Applicable

(b) By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.



                                 FEBRUARY 12, 2001
                                 ------------------------------
                                 Date


                                 /s/ R. Jeffrey Bailly
                                 ------------------------------
                                 Signature


                                 R. Jeffrey Bailly
                                 ------------------------------
                                 Name/Title